Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. ANNOUNCES

2010 GUIDANCE

Rye Brook, NY - January 12, 2010 — Universal American Corp. (NYSE: UAM) today announced 2010 earnings per share guidance of between $1.70 and $1.80.

The following table provides additional information relating to our guidance.

	FY 2010
($ in millions, except per share data)	Low	High

Diluted EPS
Operating EPS	$1.70	$1.80

Revenue
Medicare Advantage	$2,800	$3,000
Medicare Part D	2,190	2,270
Traditional Insurance	310	330
Other (1)	10	15
Total Revenue	$5,310	$5,615

End of Period Membership (000s)
HMO	65	70
PPO	25	30
Private Fee-For-Service	190	200
Total Medicare Advantage	280	300
Total Medicare Part D	1,870	1,970
Total Membership	2,150	2,270

Medicare Advantage Benefit Ratio	83.5%	85.5%

Note:

(1)          Other reflects Senior Administrative Services, Corporate, and Eliminations.

This guidance will be discussed further at the J.P. Morgan Healthcare Conference in San Francisco, CA, where Universal American is scheduled to present today at 8:00 a.m. Pacific Time / 11:00 a.m Eastern Time.  All interested parties are invited to listen to the webcast of the presentation by visiting www.universalamerican.com and selecting the Investor Relations tab, followed by Presentations. Following the conference, a webcast replay will be archived at www.universalamerican.com.

To listen to the live webcast, please visit Universal American’s website at least 15 minutes early to download and install any necessary audio software.  Individuals who listen to the webcast will be presumed to have read Universal American’s most recent filings with the SEC, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2008, and its Quarterly Reports on Form 10-Q for the reporting periods of 2009.

About Universal American Corp.

Universal American, through our family of healthcare  companies, offers benefit plans designed to promote collaboration among our members and their healthcare professionals. This Healthy CollaborationSM improves, each day, the health and well-being of more than two million older and disabled Americans. For more information on Universal American, please visit our website at www.UniversalAmerican.com.

*              *              *

Matters discussed in this news release and oral statements made from time to time by representatives of Universal American may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in any forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.  For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Universal American assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

####  ####  ####

CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com

Chief Financial Officer (914) 934-8820

Linda Latman (212) 836-9609